UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2019

ZOMEDICA PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Phoenix Drive, Suite 190, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 369-2555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2019, Zomedica Pharmaceuticals Corp., a corporation organized under the laws of Alberta, Canada (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co. LLC, as the representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), relating to a firm commitment underwritten offering (the “Offering”) of 6,521,740 (the “Firm Shares”) of the Company’s common shares, without par value (the “Common Shares”). The public offering price of the Firm Shares was $0.46 per share, and the Underwriters have severally agreed to purchase the Firm Shares at a price of $0.4255 per share. The Company has granted the Underwriters a 30-day option to purchase up to an additional 978,261 Common Shares (together with the “Firm Shares, the “Shares”) on the terms described above.

The closing of the Offering is expected to take place on March 28, 2019, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the Offering will be approximately $2.3 million (or approximately $2.7 million if the Underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for the continued development of its diagnostic platform and therapeutic candidates, including making milestone payments, as they come due, under the Company’s existing license and collaboration agreements, and other general corporate and working capital purposes.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made solely for the benefit of the parties to the Underwriting Agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to any holder of the Company’s securities. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of the Company’s affairs.

Upon completion of the Offering and for a period of nine months thereafter, in the event that the Company decides (i) to finance or refinance any indebtedness using a manager or agent, or (ii) to raise funds through a public offering or private placement of equity or debt securities using an underwriter or placement agent, the Company has granted H.C. Wainwright & Co., LLC a right of first refusal to act as sole book-running manager, sole underwriter, sole placement agent or sole agent in connection with any such transactions, subject to certain specified exceptions.

Subject to certain exceptions, the Company, its executive officers, directors and certain shareholders have agreed not to sell or transfer any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares, for 60 days after March 26, 2019 without first obtaining the written consent of the Representative. The Company has also agreed not to enter into or effect a “variable rate transaction” for a period of 12 months from the closing of the Offering without the prior written consent of the Representative (which may be withheld in its sole discretion), subject to certain limited exceptions.

The foregoing description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Tingle Merrett LLP, counsel to the Company, relating to the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On March 25, 2019, the Company filed a prospectus supplement to its prospectus dated January 30, 2019 relating to its at-the-market offering program (the “Program”) reducing the maximum dollar amount of the common shares that may be offered pursuant to the Program from $50.0 million to $10.0 million.

On March 25, 2019, the Company issued a press release announcing the Offering. The full text of the press release issued is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

On March 26, 2019, the Company issued a press release announcing the pricing of the Offering. The full text of the press release issued is filed as Exhibit 99.2 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 26, 2019, by an among the Company and the Representative on behalf of the several Underwriters
5.1	Opinion of Tingle Merrett LLP
23.1	Consent of Tingle Merrett LLP (included in Exhibit 5.1)
99.1	Press Release issued March 25, 2019
99.2	Press Release issued March 26, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA PHARMACEUTICALS CORP.

Date: March 26, 2019	By:	/s/ Shameze Rampertab
Name: Shameze Rampertab
Title: Chief Financial Officer